Exhibit 3.6

AMENDMENT

State of Utah
DEPARTMENT OF COMMERCE	File Number
Division of Corporations & Commercial Code	Non-Refundable Processing Fee: $37.00
Articles of Amendment to Articles of Incorporation (Profit)

Pursuant to UCA Sec. 16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1.	The name of the corporation is:	TWL Corporation

2.	The date the following amendment(s) was adopted:	October 18, 2007

3.	If changing the corporation name, the new name of me corporation is:

4.	The text of each amendment adopted (include attachment if additional space needed): [See Attachment]

5.	If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself.

6.	Indicate the manner in which the amendment(s) was adopted (mark only one):
	☐	No shares have been issued or directors elected-Adopted by Incorporator(s)
	☐	No shares have been issued but directors have been elected - Adopted by the board of directors
	☐	Shares have been issued but shareholder action was not required - Adopted by the board of directors
	☒	The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the. amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

7.	Delayed effective date (if not to be effective upon filing)	{not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By:	/s/ Illegible	Title:	Chairman, CEO & President

Dated this	9th	day of	November,	2007

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, the business entity physical address may be provided rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information:   www.corporations.utah.gov/contactus.html

Division's Website:  www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commerce Cade
I hereby certified that the foregoing has been filed and approved on this 19 day of November 2007
In this office of this Division and hereby issue this certificate thereof

Examiner	/s/ Illegible	Date	11-20-2007
/s/ Kathy Berg
Kathy Berg
Division Director

UNANIMOUS WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
OF
TWL CORPORATION, INC.

The undersigned, being all of the members of the Board of Directors (the "Board") of TWL Corporation, a Utah corporation (the "Corporation"), hereby take the following actions, and consent to, approve and adopt the following resolutions without a meeting of the Board, in accordance with the Utah Revised Business Corporation Act, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by all of the members of the Board at a duly constituted meeting, and direct that this Consent be filed with the minutes of the Corporation:

WHEREAS, on October___, 2007 the Corporation received the Shareholder approval required to approve the amendment to its Restated Certificate of Incorporation (the "Amended Certificate of Incorporation") attached hereto as Exhibit "A" to effect a reverse stock split of the outstanding shares of the Company's common stock at a ratio of one-for-twenty (the "Reverse Split");

WHEREAS, the Board deems it advisable and in the best interests of the Corporation and its stockholders to file the Amended Certificate of Incorporation to effect the Reverse Split;

WHEREAS, that as a result of the Reverse Split, each twenty (20) shares of the Company's common stock issued and outstanding immediately prior to the Reverse Split shall be changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the holders of shares of common stock;

WHEREAS, that the total authorized shares of common stock of the Corporation shall not be adjusted as a result of the Reverse Split, and shall remain at 750,000,000 shares;

WHEREAS, that the par value of the common stock shall not be adjusted as a result of the Reverse Split, and shall remain $.001 per share;

WHEREAS, the Board deems it advisable and in the best interests of the Corporation and its stockholders to redomesticate the Corporation in Nevada ("the Redomestication")

NOW THEREFORE IT IS:

RESOLVED, that the Board of Directors deems it in the best interests of the Corporation and hereby declares a one for twenty reverse split of the Corporation's outstanding shares of common stock to become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of Utah as soon as practicable;

RESOLVED, that Board of Directors of the Corporation hereby authorizes the Corporation to file with the Secretary of State of Utah the Amended Certificate of Incorporation to effectuate the Reverse Split as soon hereafter as practicable;

RESOLVED, that each twenty (20) shares of the Company's common stock issued and outstanding immediately prior to the Reverse Split shall be changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the holders of shares of common stock;

RESOLVED, that the Board of Directors of the Corporation hereby appoints the Corporation's transfer agent and registrar, Standard Registrar & Transfer, 12528 S 184 E, Draper, Utah 84020, as exchange agent with respect to the effectuation of the Reverse Split;

RESOLVED, that the Board of Directors of the Corporation hereby ratify any and all actions the Corporation has taken to date with respect to the Reverse Split;

RESOLVED, that Board of Directors of the Corporation hereby authorizes the Corporation to redomesticate the Corporation to Nevada and the Board hereby ratifies any and all action that the Corporation has taken with respect to the Redomestication;

RESOLVED, that the officers of the Corporation be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Corporation to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability.

RESOLVED, that the Corporation's Secretary be, and he hereby is, directed to cause a copy of this Written Consent to be inserted into the minute book of the Corporation.

RESOLVED, that this consent may be executed in one or more counterparts.

[Remainder of this page intentionally left blank]